EXHIBIT 99.1

                                                          INVESTOR CONTACT:
                                                                   Tim Iris
                                                      Phone: (631) 847-3169
                                                          tiris@gensemi.com

                                                            MEDIA CONTACTS:
                                    George Sard/David Reno/Jonas Leddington
                                                    Citigate Sard Verbinnen
                                                      Phone: (212) 687-8080



FOR IMMEDIATE RELEASE



           GENERAL SEMICONDUCTOR REJECTS VISHAY INTERTECHNOLOGY'S
                      UNSOLICITED ACQUISITION PROPOSAL

MELVILLE, NY, (APRIL 18, 2001) - The Board of Directors of General Semiconductor, Inc. (NYSE: SEM), a leading manufacturer of power management devices, today unanimously determined that the unsolicited proposal made by Vishay Intertechnology, Inc. (NYSE: VSH) on April 2, 2001 to acquire General Semiconductor through an exchange of 0.5 new Vishay share for each outstanding share of General Semiconductor is not in the best interests of General Semiconductor, its stockholders, employees and other constituencies.

The Company is committed to maximizing long-term shareholder value, and believes that Vishay's proposal does not reflect, among other things, the value of General Semiconductor's strong global franchise, market position and portfolio of new power products.

Ronald Ostertag, Chairman, President and Chief Executive Officer of General Semiconductor, today sent the following letter on behalf of the Board to
Vishay:


April 18, 2001

Dr. Felix Zandman
Chairman and Chief Executive Officer
Vishay Intertechnology
Corporate Headquarters
63 Lincoln Hwy
Malvern, PA 19355

Dear Dr. Zandman:

Today, at its regularly scheduled meeting, the Board of Directors of General Semiconductor, Inc. considered your letter of April 2, 2001 expressing interest in a business combination with General Semiconductor. After careful consideration, and a review of your proposal with our financial and legal advisors, the Board has unanimously determined that your proposal is not in the best interests of General Semiconductor, its stockholders, employees and other constituencies.

Sincerely yours,

Ronald A. Ostertag
Chairman of the Board, President and
Chief Executive Officer

ABOUT GENERAL SEMICONDUCTOR

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of power semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

VISIT GENERAL SEMICONDUCTOR ON THE WEB AT www.gensemi.com

The information set forth above includes "forward-looking" information, and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K filing with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.